Exhibit 10.3

Execution Version

LOCKUP AGREEMENT

This LOCKUP AGREEMENT (this “Agreement”) dated as of October 12, 2021, is entered into by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Acquisition Holding LLC, a Delaware limited liability company (“Sponsor”), and each of the parties identified on the signature pages hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit A hereto (a “Joinder”) pursuant to Section 2.2 in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). SPAC, Sponsor and the Stockholder Parties shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, SPAC, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to each Stockholder Party;

WHEREAS, the Stockholder Parties own equity interests in the Company, and will, following the Mergers, own equity interests in SPAC; and

WHEREAS, in connection with the Mergers and as inducement for the Company and SPAC to enter into the Merger Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in SPAC.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The following terms have the following meanings when used herein with initial capital letters:

“Immediate Family Member” means, with respect to any natural person, any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

“Lock-up Period” has the meaning set forth in Section 2.1(a).

“Lock-up Shares” means with respect to Sponsor, any Stockholder Party and their respective Permitted Transferees, the shares of SPAC Class A Common Stock held by such Person immediately following the closing of the Mergers.

“Lock-up Shares Period” means the period beginning on the Closing Date and ending on the earlier of (A) 180 days after (and excluding) the Closing Date and (B) subsequent to the Closing Date, the date on which SPAC completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding shares of SPAC Class A Common Stock being converted into cash, securities or other property.

“Lock-up Warrants” means with respect to Sponsor, any Stockholder Party and their respective Permitted Transferees, (A) the SPAC Warrants held by such Person immediately following the closing of the Merger and (B) the shares of SPAC Class A Common Stock issuable to such Person upon the exercise of the SPAC Warrants.

“Lock-up Warrants Period” means the period beginning on the Closing Date and ending on later of (A) 30 days after (and excluding) the Closing Date and (B) December 22, 2021.

“Permitted Transferees” means, prior to the expiration of the Applicable Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such shares of SPAC Class A Common Stock pursuant to Section 2.1(b).

“Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

ARTICLE II
LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), Sponsor and each Stockholder Party agrees that it, he or she shall not Transfer (i) any Lock-up Shares until the end of the Lock-Up Shares Period, and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, the “Lock-up Period”). For avoidance of doubt, the occurrence of any event listed in subsection (B) in the definition of Lock-Up Shares Period shall terminate this Agreement as of the closing of such event, and all SPAC Class A Common Stock restricted pursuant to this Agreement shall be released from all restrictions set forth herein.

(b) Notwithstanding Section 2.1(a) above, Sponsor and each Stockholder Party or any of their respective Permitted Transferees may Transfer any Lock-up Shares it holds during the applicable Lock-up Period: (i) to other Stockholder Parties or any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliate of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Stockholder Party or its Affiliates; (ii) by bona fide gift or gifts, including to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such Stockholder Party or the Immediate Family Member of such Stockholder Party; (v) to any Immediate Family Member or other dependent; (vi) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (ii) through (v) above; (vii) by operation of law or pursuant to an order or decree of a Governmental Authority, including any qualified domestic relations order, divorce, decree or separation agreement; (viii) in the case of a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (ix) to SPAC, the Surviving Entity or one of its Subsidiaries upon death, disability or termination of employment, in each case, of such holder; (x) pursuant to a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of SPAC Class A Common Stock for cash, securities or other property (including negotiating and entering into an agreement providing for any such transaction); provided, however, that in the event that such transaction is not completed, such Sponsor or Stockholder Party’s Lock-up Shares shall remain subject to the provisions of this Section 2.1; (xi) to SPAC, (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by SPAC pursuant to any employee benefit plans or arrangements which are set to expire during the applicable Lock-up Period, where any shares received by such Stockholder Party upon any such exercise will be subject to the terms of this Section 2.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by SPAC pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the applicable Lock-up Period, in each case on a “cashless” or “net exercise” basis, where any shares received by Sponsor or such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Section 2.1; or (xii) in any transaction relating to SPAC Class A Common Stock acquired by such Stockholder Party or Sponsor in open market transactions; or (xiii) with the prior written consent of SPAC; provided, that:

(i) in the case of each transfer or distribution pursuant to clauses (i) through (viii) above, (a) each Permitted Transferee agrees to be bound in writing by the restrictions set forth in this Section 2.1; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and

(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the applicable Lock-up Period (x) such Stockholder Party or Sponsor shall provide SPAC prior written notice informing them of such report or filing and (y) such report or filing shall disclose that such Permitted Transferee agrees to be bound in writing by the restrictions set forth herein.

(c) Sponsor and each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of SPAC Class A Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(d) Sponsor and each Stockholder Party also agrees and consents to the entry of stop transfer instructions with SPAC’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions (that SPAC will make best efforts to remove from the certificates evidencing the Lock-up Shares promptly upon the expiration of the applicable Lock-up Period).

(e) For the avoidance of doubt, Sponsor and each Stockholder Party shall retain all of its rights as a stockholder of SPAC with respect to the Lock-up Shares during the applicable Lock-up Period, including the right to vote any Lock-up Shares.

2.2 SPAC Directors. SPAC and Sponsor shall cause each of the directors nominees to the SPAC Board designated by SPAC pursuant to Sections 7.05(a)(iii) and 7.05(a)(iv) of the Merger Agreement to enter into a Joinder prior to the Closing in order to become a “Stockholder Party” for purposes of this Agreement.

ARTICLE III
MISCELLANEOUS

3.1 Termination. This Agreement shall be binding upon Sponsor and each Stockholder upon Sponsor’s or such Stockholder’s execution and delivery of this Agreement, but this Agreement shall only become effective immediately following the Closing (including after the settlement of any backstop arrangements, non-redemption agreements, or other financing arrangements made in compliance with the Merger Agreement). Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect and obligations of certain of the parties under the Prior Letter Agreement (as defined below) shall survive pursuant to the terms of the Prior Letter Agreement.

3.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

3.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, if to a Stockholder Party or Sponsor, to such Stockholder Party’s or Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

3.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

3.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8 Entire Agreement. This Agreement, together with Exhibit A, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof (including, for the avoidance of doubt, that certain Letter Agreement, dated December 17, 2020, by and among SPAC, its executive officers, its directors and Sponsor (the “Prior Letter Agreement”). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

3.9 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

3.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

3.11 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT

3.12 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that SPAC, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.12, shall not be required to provide any bond or other security in connection with any such injunction.

3.13 Sponsor and Stockholder Party Obligation Several and Not Joint. The obligations of Sponsor and each Stockholder Party hereunder shall be several and not joint and several, and neither Sponsor nor any Stockholder Party shall be liable for any breach of the terms of this Agreement by any other Party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

DUNE Acquisition Corp.

By:	/s/ Carter Glatt
	Name:	Carter Glatt
	Title:	Chief Executive Officer

DUNE ACQUISITION HOLDING LLC

By:	/s/ Carter Glatt
	Name:	Carter Glatt
	Title:	Manager

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

John Muscatella

By:	/s/ John Muscatella

Daniel Pipitone

By:	/s/ Daniel Pipitone

Giovanni Ferrara

By:	/s/ Giovanni Ferrara

John Caruso

By:	/s/ John Caruso

Kosta Corriveau

By:	/s/ Kosta Corriveau

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

Robert Bogdan Jiman

By:	/s/ Robert Bogdan Jiman

[Signature Page to Lock-up Agreement]

Exhibit A

FORM OF JOINDER TO LOCKUP AGREEMENT

[______], 20__

Reference is made to the Lockup Agreement, dated as of [•], 2021, by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Acquisition Holding LLC, a Delaware limited liability company (“Sponsor”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

SPAC and the undersigned holder of the equity interests of SPAC (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

The undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

DUNE Acquisition Corp.

By:
Name:
Title:

[Signature Page to Joinder to Lock-up Agreement]